Exhibit 99.1

Ventas Appoints Marguerite M. Nader to Board of Directors

CHICAGO--(BUSINESS WIRE)--July 6, 2020--Ventas, Inc. (NYSE: VTR) today announced that Marguerite M. Nader, President and Chief Executive Officer, Equity LifeStyle Properties, Inc., has been appointed as an independent member of its Board of Directors, with immediate effect.

Nader, 52, is a seasoned real estate investment trust (REIT) executive who currently serves as President and Chief Executive Officer of Equity LifeStyle Properties, Inc. (NYSE: ELS), a REIT that owns and operates over 400 high-quality communities across the United States and British Columbia. Since joining Equity LifeStyle Properties, Nader has served in a wide variety of departments including asset management, sales and marketing, finance and acquisitions over the past 20 years. Nader is a member of Equity Lifestyle’s Board of Directors and its Management Committee. She previously served on the Board of Directors of Liberty Property Trust (NYSE: LPT) prior to its acquisition in 2020 and is a member of the Executive Board at National Association of Real Estate Investment Trusts (Nareit).

“Marguerite, a respected and accomplished REIT CEO, is a terrific addition to our independent, diverse and experienced Board of Directors,” said Debra A. Cafaro, Ventas Chairman and Chief Executive Officer. “With more than two decades of experience, Marguerite brings deep real estate and finance experience, strategic insight and a strong focus on performance to Ventas. We are confident that her strong skillset will make her a valuable contributor to our Board.”

“I am excited to join Ventas’s leading Board of Directors and work with the Company’s strong management team,” said Nader. “I look forward to participating in their collaborative approach that supports the Company’s efforts to deliver value for its stakeholders.”

The Ventas Board regularly evaluates its composition to ensure that its directors possess the skills, experience and perspectives needed to guide the Company and help it deliver value to all stakeholders. Marguerite’s addition supports these goals and continues the Board’s history of carefully planning for Board continuity and refreshment. The Ventas Board will expand to 11 directors, four of whom are female. Independent directors comprise 91% of the Board.

About Ventas

Ventas, Inc., an S&P 500 company, is a real estate investment trust headquartered in Chicago, Illinois. Operating at the intersection of two dynamic industries – healthcare and real estate – the Company owns and operates a highly-diversified portfolio of approximately 1,200 senior housing, research and innovation, and healthcare properties located throughout the United States, Canada and the United Kingdom. Through its Lillibridge subsidiary, Ventas provides management, leasing, marketing, facility development and advisory services to highly-rated hospitals and health systems throughout the United States. For further information, please visit our websites: www.ventasreit.com and www.lillibridge.com.

Contacts

Louise Adhikari
+1 312 660 3816
louise.adhikari@ventasreit.com